Exhibit 99.1

LKQ Corporation Appoints Blythe J. McGarvie to the Board of Directors

Chicago, IL-(March 12, 2012) – LKQ Corporation (NASDAQ: LKQX) announced today that it has appointed Blythe J. McGarvie to its Board of Directors effective March 5, 2012.

Joseph M. Holsten, Chairman of LKQ Corporation, stated, “We are very pleased to have Blythe join our Board. We expect her to be a major contributor to LKQ’s continued success both domestically and internationally. I am confident that her significant finance, accounting, and corporate governance experience will be a great addition to our Board and will assist our management team in effectively executing our long-term growth strategy.”

Ms. McGarvie has served as Chief Executive Officer and Founder of Leadership for International Finance since 2003, offering strategic reviews and leadership seminars for improved decision-making for corporate and academic groups. From 1999 to 2002, she was the Executive Vice President and Chief Financial Officer of BIC Group, a publicly-traded consumer goods company with operations in 36 countries. From 1994 to 1999, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of Hannaford Bros. Co., a Fortune 500 retailer. She also serves on the board of directors of Viacom Inc., a global entertainment content company, and Accenture plc, a global management consulting, technology services and outsourcing company. Ms. McGarvie holds a Professional Director Certification from the American College of Corporate Directors.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket and recycled collision replacement parts and refurbished collision replacement products such as wheels, bumper covers and lights, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 440 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Contact:

Joseph P. Boutross

LKQ Corporation

Director, Investor Relations

(312) 621-2793